Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of iShares U.S. ETF Trust of our report dated December 21, 2016, relating to the financial statements and financial highlights, which appear in iShares Edge U.S. Fixed Income Balanced Risk ETF’s Annual Report on Form N-CSR for the year ended October 31, 2016. We also consent to the references to us under the headings “Other Service Providers” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP San Francisco, CA
November 21, 2017